EXHIBIT 2






                               AGREEMENT AND

                               PLAN OF MERGER



                                  between







                                HUBCO, INC.




                                    and





                 LAFAYETTE AMERICAN BANK AND TRUST COMPANY












                          Dated: February 5, 1996

                             TABLE OF CONTENTS

                                                                       Page

ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1.  The Merger . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2.  Effect of the Merger . . . . . . . . . . . . . . . . . . . .   1
     1.3.  Certificate of Incorporation . . . . . . . . . . . . . . . .   2
     1.4.  By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.5.  Directors and Officers . . . . . . . . . . . . . . . . . . .   2
     1.6.  Effective Time and Closing . . . . . . . . . . . . . . . . .   2
     1.7.  Assurance by HUBCO . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II - CONVERSION OF LAFAYETTE SHARES AND OPTIONS . . . . . . . .   3
     2.1.  Conversion of Lafayette Common Stock . . . . . . . . . . . .   3
          (a)  Exchange Ratio . . . . . . . . . . . . . . . . . . . . .   3
          (b)  Cancellation of Lafayette Certificates . . . . . . . . .   3
          (c)  Capital Changes  . . . . . . . . . . . . . . . . . . . .   4
          (d)  Treasury Shares  . . . . . . . . . . . . . . . . . . . .   4
     2.2.  Exchange of Certificates . . . . . . . . . . . . . . . . . .   4
          (a)  Exchange Agent . . . . . . . . . . . . . . . . . . . . .   4
          (b)  Exchange Procedures  . . . . . . . . . . . . . . . . . .   5
          (c)  Distributions with  Respect to  Unexchanged Shares  of
               HUBCO Common Stock . . . . . . . . . . . . . . . . . . .   5
          (d)  No Further Rights in Lafayette Common Stock  . . . . . .   6
          (e)  No Fractional Shares . . . . . . . . . . . . . . . . . .   6
          (f)  Termination of Exchange Fund . . . . . . . . . . . . . .   6
          (g)  No Liability . . . . . . . . . . . . . . . . . . . . . .   7
          (h)  Withholding Rights . . . . . . . . . . . . . . . . . . .   7
     2.3.  Stock Transfer Books . . . . . . . . . . . . . . . . . . . .   7
     2.4.  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . .   7
     2.5.  Merger Sub Common Stock  . . . . . . . . . . . . . . . . . .   7
     2.6   Lafayette Stock Options  . . . . . . . . . . . . . . . . . .   8
          (a)  Vested Options . . . . . . . . . . . . . . . . . . . . .   8
          (b)  Unvested Options . . . . . . . . . . . . . . . . . . . .   8
     2.7.  Lafayette Warrants . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF LAFAYETTE . . . . . . .   9
     3.1.  Corporate Organization . . . . . . . . . . . . . . . . . . .   9
     3.2.  Capitalization . . . . . . . . . . . . . . . . . . . . . . .  10
     3.3.  Authority; No Violation  . . . . . . . . . . . . . . . . . .  11
     3.4.  Financial Statements . . . . . . . . . . . . . . . . . . . .  12
     3.5.  Broker's and Other Fees  . . . . . . . . . . . . . . . . . .  13
     3.6.  Absence of Certain Changes or Events . . . . . . . . . . . .  13
     3.7.  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . .  13
     3.8.  Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . .  14
     3.9.  Director, Officer and Employee Benefit Plans . . . . . . . .  15
     3.10. Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.11. Lafayette Information  . . . . . . . . . . . . . . . . . . .  18
     3.12. Compliance with Applicable Law . . . . . . . . . . . . . . .  18
     3.13. Certain Contracts  . . . . . . . . . . . . . . . . . . . . .  19
     3.14. Properties and Insurance . . . . . . . . . . . . . . . . . .  20
     3.15. Minute Books . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.16. Environmental Matters  . . . . . . . . . . . . . . . . . . .  20
     3.17. Reserves . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.18. No Parachute Payments  . . . . . . . . . . . . . . . . . . .  22
     3.19. Agreements with Bank Regulators  . . . . . . . . . . . . . .  22
     3.20. Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO  . . . . . . . . .  22
     4.1.  Corporate Organization . . . . . . . . . . . . . . . . . . .  23
     4.2.  Capitalization . . . . . . . . . . . . . . . . . . . . . . .  23
     4.3.  Authority; No Violation  . . . . . . . . . . . . . . . . . .  24
     4.4.  Financial Statements . . . . . . . . . . . . . . . . . . . .  25
     4.5.  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . .  26
     4.6.  Absence of Certain Changes or Events . . . . . . . . . . . .  26
     4.7.  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . .  26
     4.8.  Compliance With Applicable Law . . . . . . . . . . . . . . .  26
     4.9.  HUBCO Information  . . . . . . . . . . . . . . . . . . . . .  27
     4.10. Funding and Capital Adequacy . . . . . . . . . . . . . . . .  27
     4.11. HUBCO Common Stock . . . . . . . . . . . . . . . . . . . . .  27
     4.12. Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . .  28
     4.13. Employee Benefit Plans . . . . . . . . . . . . . . . . . . .  28
     4.14. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .  30
     4.15. Properties and Insurance . . . . . . . . . . . . . . . . . .  30
     4.16. Environmental Matters  . . . . . . . . . . . . . . . . . . .  31
     4.17. Reserves . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.18. Agreements with Bank Regulators  . . . . . . . . . . . . . .  32
     4.19. Disclosures  . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE V - COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . .  32
     5.1.  Conduct of the Business of Lafayette   . . . . . . . . . . .  32
     5.2.  Negative Covenants . . . . . . . . . . . . . . . . . . . . .  32
     5.3.  No Solicitation  . . . . . . . . . . . . . . . . . . . . . .  34
     5.4.  Current Information  . . . . . . . . . . . . . . . . . . . .  34
     5.5.  Access to Properties and Records; Confidentiality  . . . . .  35
     5.6.  Regulatory Matters . . . . . . . . . . . . . . . . . . . . .  36
     5.7.  Approval of Stockholders . . . . . . . . . . . . . . . . . .  38
     5.8.  Further Assurances . . . . . . . . . . . . . . . . . . . . .  39
     5.9.  Public Announcements . . . . . . . . . . . . . . . . . . . .  40
     5.10. Failure to Fulfill Conditions  . . . . . . . . . . . . . . .  40
     5.11. Indemnification and Insurance  . . . . . . . . . . . . . . .  40
     5.12. Employee Matters . . . . . . . . . . . . . . . . . . . . . .  42
     5.13. Disclosure Supplements . . . . . . . . . . . . . . . . . . .  43
     5.14. Expenses of Lafayette  . . . . . . . . . . . . . . . . . . .  43
     5.15. Compliance with Antitrust Laws . . . . . . . . . . . . . . .  44
     5.16. Comfort Letters  . . . . . . . . . . . . . . . . . . . . . .  44
     5.17. Affiliates . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.18. Pooling and Tax-Free Reorganization Treatment  . . . . . . .  45

ARTICLE VI - CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . .  45
     6.1. Conditions   of  Each  Party's  Obligations   Under  this
          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          (a)  Approval of Lafayette Stockholders; SEC Registration . .  45
          (b)  Regulatory Filings . . . . . . . . . . . . . . . . . . .  46
          (c)  Suits and Proceedings  . . . . . . . . . . . . . . . . .  46
          (d)  Tax Opinion  . . . . . . . . . . . . . . . . . . . . . .  46
          (e)  Pooling of Interests . . . . . . . . . . . . . . . . . .  47
     6.2. Conditions  to  the  Obligations   of  HUBCO  Under  this
          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          (a)  Representations   and  Warranties;   Performance  of
               Obligations of Lafayette . . . . . . . . . . . . . . . .  47
          (b)  Opinion of Counsel to Lafayette  . . . . . . . . . . . .  47
          (c)  Consent of Holders of Stock Options  . . . . . . . . . .  48
          (d)  Connecticut DEP Compliance . . . . . . . . . . . . . . .  48
          (e)  Resignations and Elections.  . . . . . . . . . . . . . .  48
          (f)  No Ownership Change  . . . . . . . . . . . . . . . . . .  48
          (g)  Certificates . . . . . . . . . . . . . . . . . . . . . .  48
     6.3. Conditions to  the  Obligations of  Lafayette  Under this
          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  48
          (a)  Representations   and  Warranties;   Performance  of
               Obligations of HUBCO . . . . . . . . . . . . . . . . . .  48
          (b)  Opinion of Counsel to HUBCO  . . . . . . . . . . . . . .  49
          (c)  Fairness Opinion . . . . . . . . . . . . . . . . . . . .  49
          (d)  Certain Contracts  . . . . . . . . . . . . . . . . . . .  49
          (e)  Directors  . . . . . . . . . . . . . . . . . . . . . . .  49
          (f)  Certificates . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . .  49
     7.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . .  49
     7.2.  Effect of Termination  . . . . . . . . . . . . . . . . . . .  52
     7.3.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . .  53
     7.4.  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  53
     8.1.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     8.2.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     8.3.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.4.  Parties in Interest  . . . . . . . . . . . . . . . . . . . .  54
     8.5.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  54
     8.6.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.7.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  55
     8.8.  Descriptive Headings . . . . . . . . . . . . . . . . . . . .  55
     8.9.  Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . .  55

EXHIBIT 1 TO
HUBCO/LAFAYETTE MERGER AGREEMENT

EXHIBIT 5.17
FORM OF LAFAYETTE AFFILIATE LETTER

EXHIBIT 5.17-2
FORM OF AFFILIATE LETTER FOR HUBCO AFFILIATES

                        AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER, dated as of February 5, 1996 ("Agreement"), between HUBCO, INC. ("HUBCO"), a New Jersey corporation and registered bank holding company, and LAFAYETTE AMERICAN BANK AND TRUST COMPANY, a commercial bank organized under the laws of Connecticut ("Lafayette").

          WHEREAS, the respective Boards of Directors of HUBCO and Lafayette, by the requisite vote required under applicable law, have each determined that it is in the best interests of HUBCO and Lafayette and their respective stockholders for HUBCO to acquire Lafayette (i) by HUBCO organizing an interim commercial bank under the laws of Connecticut ("Merger Sub") and (ii) merging Merger Sub with and into Lafayette upon the terms and subject to the conditions set forth herein;

          WHEREAS, the respective Boards of Directors of HUBCO and Lafayette, by the requisite vote required under applicable law, have each approved this Agreement upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Boards of Directors of Lafayette and HUBCO have directed that this Agreement be submitted to HUBCO's and Lafayette's shareholders for approval;

          WHEREAS, upon the demand of and as an inducement for HUBCO to enter into this transaction, Lafayette has entered into a Stock Option Agreement, dated as of the date hereof (the "HUBCO Stock Option");

          NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                           ARTICLE I - THE MERGER

          1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Lafayette (the "Merger") in accordance with Section 36a-125 of the Banking Law of Connecticut (the "Connecticut Banking Act") and Lafayette shall be the surviving bank (the "Surviving Corporation"), the name of which shall continue to be Lafayette American Bank and Trust Company. Exhibit 1 to this Agreement lists (i) the locations of the main office of and branch offices of Lafayette which shall be the main office and branch offices of the Surviving Corporation; and (ii) the amount of the capital stock, the number of shares, the par value and the amount of surplus of the Surviving Corporation which shall be the same amounts as Lafayette.

          1.2. EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merger Sub and Lafayette and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Merger Sub and Lafayette shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merger Sub and Lafayette and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merger Sub or Lafayette in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Merger Sub or Lafayette is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made, or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merger Sub or Lafayette as if the Merger had not occurred.

          1.3. CERTIFICATE OF INCORPORATION. As of the Effective Time, the certificate of incorporation of Lafayette as it exists at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not be amended by this Agreement or the Merger but may be amended as provided by law thereafter.

          1.4.    BY-LAWS.   As  of  the  Effective  Time, the  By-laws  of
Lafayette shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law.

          1.5. DIRECTORS AND OFFICERS. There shall be not more than fifteen or less than twelve directors of the Surviving Corporation as of the Effective Time. As of the Effective Time, the directors of the Surviving Corporation shall consist of three officers of HUBCO selected by HUBCO and not fewer than nine directors of Lafayette nominated by Lafayette and acceptable to HUBCO. As of the Effective Time, the officers of Lafayette shall become the officers of the Surviving Corporation, subject to any changes which HUBCO shall specify on or before the Closing.

          1.6. EFFECTIVE TIME AND CLOSING. The Merger shall become effective (and be consummated) upon the date specified in a certificate executed by HUBCO and Lafayette filed with the Connecticut Secretary of State after the approval of the Connecticut Commissioner of Banking (the "Commissioner"). Lafayette shall not unreasonably withhold its approval of the Effective Time, which shall be consistent with this section. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., 10 days (or the first business day thereafter) following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, or at such other place, time or date as HUBCO and Lafayette may mutually agree upon. The certificate filed with the Secretary of State shall specify as the Effective Time of the Merger a date, immediately following the Closing, agreed to by HUBCO and Lafayette. Following the execution of this Agreement, HUBCO and Lafayette shall, if required or advised to do so by applicable regulatory authorities, execute and deliver a simplified or supplemental merger agreement, both in form and substance reasonably satisfactory to the parties hereto and consistent with the terms hereof, for delivery to the Secretary of State and the Commissioner in connection with the approval of the Merger by the regulatory authorities.

          1.7. ASSURANCE BY HUBCO. HUBCO shall provide the Commissioner with such assurances as the Commissioner reasonably shall require that after the Effective Time, Lafayette will comply with applicable minimum capital requirements.

          ARTICLE II - CONVERSION OF LAFAYETTE SHARES AND OPTIONS

          2.1. CONVERSION OF LAFAYETTE COMMON STOCK. Each share of common stock, no par value, of Lafayette ("Lafayette Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

          (a) EXCHANGE RATIO. Subject to the provisions of this Section 2.1, each share of Lafayette Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by HUBCO and Dissenting Shares) shall be converted at the Effective Time into the right to receive 0.5880 of a share (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock").

          (b) CANCELLATION OF LAFAYETTE CERTIFICATES. After the Effective Time, all such shares of Lafayette Common Stock (other than those cancelled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of Lafayette Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Lafayette Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of Lafayette Common Stock (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (c) CAPITAL CHANGES. If between the date hereof and the Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Closing Price (as set forth in Section 2.2(e)) shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

          (d) TREASURY SHARES. All shares of Lafayette Common Stock held by Lafayette in its treasury or owned by HUBCO or Hudson United Bank (the "Bank") (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time shall be cancelled.

          2.2.  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with a bank or trust company designated by HUBCO (the "Exchange Agent"), which may be Hudson United Bank, Trust Department, for the benefit of the holders of shares of Lafayette Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable either before or after the Effective Time, Earth will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Lafayette Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUBCO and Lafayette prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUBCO may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of Lafayette Common Stock formerly evidenced by such Certificate in accordance with
Section 2.1 and (B) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to Section 2.2(e) (the shares of HUBCO Common Stock and cash described in clauses (A) and (B) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Lafayette Common Stock which is not registered in the transfer records of Lafayette, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Lafayette Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration. HUBCO shall establish appropriate procedures that will enable holders of unexchanged stock certificates of Lafayette's predecessors (which certificates represent shares of, or the right to receive shares of, Lafayette Common Stock) to directly exchange such certificates for the Merger Consideration.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF HUBCO COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such shares of HUBCO Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock.

          (d) NO FURTHER RIGHTS IN LAFAYETTE COMMON STOCK. All shares of HUBCO Common Stock issued and cash paid upon conversion of the shares of Lafayette Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Lafayette Common Stock.

          (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price (as hereinafter defined) of HUBCO Common Stock.

          The "Median Pre-Closing Price" of HUBCO Common Stock shall mean the Median Price (as hereinafter defined) calculated based upon the Closing Price (as hereinafter defined) of HUBCO Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the National Association of Securities Dealers
Automated Quotation System ("NASDAQ") and published in THE WALL STREET JOURNAL during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The Median Price shall be determined by taking the price half-way between the Closing Prices left after discarding the 9 lowest and 9 highest Closing Prices in the 20 day period. A trading day shall mean a day for which a Closing Price is so supplied and published.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Lafayette Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of Lafayette Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration, dividends and distributions to which they are entitled.

          (g) NO LIABILITY. Neither HUBCO nor the Bank shall be liable to any holder of shares of Lafayette Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) WITHHOLDING RIGHTS. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Lafayette Stock Options (as defined in Section 3.2), the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Lafayette Stock Options in respect of which such deduction and withholding was made by HUBCO.

          2.3. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Lafayette shall be closed and there shall be no further registration of transfers of shares of Lafayette Common Stock thereafter on the records of Lafayette. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

          2.4. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any holder of Lafayette Common Stock shall have the right to dissent in the manner provided in the Connecticut Banking Act, and if all necessary requirements of the Connecticut Banking Act are met, such shares shall be entitled to payment in cash from Lafayette of the fair value of such shares as determined in accordance with the Connecticut Banking Act. All shares of Lafayette Common Stock as to which the holder thereof properly exercises dissenters' rights in accordance with the Connecticut Banking Act shall constitute "Dissenting Shares" unless and until such rights are waived by the party initially seeking to exercise such rights.

          2.5. MERGER SUB COMMON STOCK. The shares of common stock of the Merger Sub outstanding immediately prior to the Effective Time shall be converted by the Merger into the number of shares of the Surviving Corporation which shall equal the number of shares of Lafayette Common Stock outstanding at the Effective Time.
          2.6  LAFAYETTE STOCK OPTIONS.

          (a) VESTED OPTIONS. To the extent permitted under the Lafayette Stock Option Plans (as defined in Section 3.2), Lafayette shall cause all Stock Options (as defined in Section 3.2), which, as of the Effective Time, would be vested (a "Vested Stock Option"), to be terminated at the Effective Time unless the holder consents to the provisions hereof. At the Effective Time, each outstanding Vested Stock Option shall be converted into HUBCO Common Stock in accordance with the following formula:

                 (i) Each outstanding Vested Stock Option shall be valued on the basis of the Median Pre-Closing Price of HUBCO Common Stock (as defined in Section 2.2(e)) multiplied by the Exchange Ratio and subtracting the stated exercise price for each Vested Stock Option from the product therefrom (the "Option Value"), and

                (ii) Each holder of Vested Stock Options shall receive at the Effective Time, a number of shares of HUBCO Common Stock equal to the aggregate Option Value for all of such holder's Vested Stock Options, divided by the Median Pre-Closing Price of HUBCO Common Stock.

               (iii) Cash shall be paid in lieu of fractional shares, based upon the Median Pre-Closing Price of HUBCO Common Stock.

          (b) UNVESTED OPTIONS. Each Stock Option not fully vested at the Effective Time (an "Unvested Stock Option") shall be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of Lafayette Common Stock pursuant to the Unvested Stock Option shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous option exercise price per share of the Lafayette Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Unvested Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended) and for all Unvested Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code (as defined in Section 3.2). Shares of HUBCO Common Stock issuable upon exercise of Unvested Stock Options shall be covered by an effective registration statement on Form S-8.

          2.7.  LAFAYETTE WARRANTS.   Each Lafayette Warrant (as defined in
Section 3.2) which evidences the right to purchase a number of shares of Lafayette Common Stock and which is outstanding at the Effective Time automatically shall be converted, without further action on the part of the holder, into a like warrant to purchase for the same aggregate purchase price that number of shares of HUBCO Common Stock which equals the number of shares of Lafayette Common Stock which may be purchased under the Lafayette Warrant multiplied by the Exchange Ratio (each an "HUBCO Warrant") and such HUBCO Warrant shall, in conformity with Section 3 of the Lafayette Warrant, thereafter be subject to the same terms and conditions as specified in the Lafayette Warrant, except that such HUBCO Warrant shall be immediately exercisable. Prior to the Closing, HUBCO shall comply with the provisions of Section 3.2 of the Lafayette Warrant and Lafayette shall comply with the provisions of Section 1.5(b) of the Lafayette Warrant. Following the Effective Time, any transferee of the Warrant Certificate shall receive in exchange for any old Warrant Certificate a new HUBCO Warrant Certificate evidencing the right to purchase HUBCO Common Stock. Unless requested by a holder of an outstanding Lafayette Warrant, HUBCO shall not be required to issue new Certificates evidencing the Warrant to purchase HUBCO Common Stock but the old Lafayette Warrant certificates shall continue to evidence such rights until exchanged, transferred or exercised.

         ARTICLE III - REPRESENTATIONS AND WARRANTIES OF LAFAYETTE

          References herein to the "Lafayette Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Lafayette to HUBCO. Lafayette hereby represents and warrants to HUBCO as follows:

          3.1.  CORPORATE ORGANIZATION.

          (a) Lafayette is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Lafayette has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Lafayette. Lafayette is a state-chartered commercial bank whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. The Lafayette Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of Lafayette, as in effect on the date hereof.

          (b) Except as set forth in Lafayette Disclosure Schedule, Lafayette has no Subsidiaries. When used with reference to Lafayette, the term "Subsidiary" means any corporation, partnership, joint venture or other legal entity in which Lafayette, directly or indirectly, owns at least a 50 percent stock or other equity interest or for which Lafayette, directly or indirectly, acts as a general partner. Each Subsidiary is a corporation incorporated under the laws of the State of Connecticut. Each subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Lafayette and its Subsidiaries, taken as a whole. The Lafayette Disclosure Schedule sets forth true and complete copies of the certificate of incorporation and by-laws of each Subsidiary as in effect on the date hereof.

          3.2. CAPITALIZATION. The authorized capital stock of Lafayette consists of 15,000,000 shares of Lafayette Common Stock, no par value, and 275,000 shares of Preferred Stock, par value $1.00 per share. As of the date hereof, there are 10,006,529 shares of Lafayette Common Stock issued and outstanding (excluding 7,000 shares held in treasury). All issued and outstanding shares of Lafayette Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights. No shares of Lafayette Preferred Stock have been issued. Except for 11,250 shares issuable upon exercise of outstanding stock options granted under the 1984 Incentive Stock Option Plan, 209,167 shares issuable upon exercise of outstanding options granted under the 1994 Incentive Stock Option Plan and 250,000 shares issuable upon exercise of stock options granted to Robert Goldstein pursuant to his employment agreement with Lafayette (collectively all of such options are referred to herein as "Stock Options" and the plans or terms under which they are granted are referred to herein as the "Lafayette Stock Option Plans") and except for 122,980 shares issuable upon exercise of the Common Stock Purchase Warrants (the "Lafayette Warrants") issued February 24, 1994 pursuant to a Standby Purchase Agreement, dated as of November 15, 1993, and evidenced by Warrant Certificates (the "Warrant Certificates"), as of the date hereof there are no shares of Lafayette Common Stock issuable upon the exercise of outstanding stock options or otherwise, and except for the Stock Options, the Lafayette Warrants and the HUBCO Stock Option, Lafayette has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Lafayette or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares. All outstanding shares of capital stock of Lafayette's Subsidiaries, have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, and are owned by Lafayette free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. True and correct copies of each Stock Option grant, each Stock Option Plan and each Lafayette Warrant are set forth in the Lafayette Disclosure Schedule.

          3.3.  AUTHORITY; NO VIOLATION.

          (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Lafayette, the receipt of all necessary governmental approvals, and the consent of any Vested Stock Option holder necessary to exchange their option as provided in Section 2.6(a), Lafayette has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Lafayette in accordance with the Certificate of Incorporation of Lafayette and applicable laws and regulations. Except for such approval, no other corporate proceedings on the part of Lafayette are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Lafayette and constitutes the valid and binding obligation of Lafayette, enforceable against Lafayette in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Lafayette, nor the consummation by Lafayette of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Lafayette with any of the terms or provisions hereof, will (i) violate any provision of Lafayette's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lafayette or any of its properties or assets or those of any Subsidiary, or (iii) except as set forth in the Lafayette Disclosure Schedule, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Lafayette or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lafayette is a party, or by which it or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Lafayette and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to or required by the FDIC, the Commissioner, the Connecticut Department of Banking (the "Department"), the Connecticut Department of Environmental Protection ("DEP"), state blue sky authorities or other applicable governmental authorities, the stockholders of Lafayette, the holders of Lafayette Warrants and the holders of Stock Options, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Lafayette or its Subsidiaries in connection with (x) the execution and delivery by Lafayette of this Agreement and (y) the consummation by Lafayette of the Merger and the other transactions contemplated hereby, except (i) such as are listed in the Lafayette Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of Lafayette and its Subsidiaries taken as a whole or prevent or delay the consummation of the transactions contemplated hereby. To the best of Lafayette's knowledge, no fact or condition exists which Lafayette has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

          3.4.  FINANCIAL STATEMENTS.

          (a) The Lafayette Disclosure Schedule sets forth copies of the consolidated statements of condition of Lafayette as of December 31, 1994 and 1993, the related statements of operations, changes in shareholders' equity and cash flows for the periods ended December 31, in each of the three fiscal years 1992 through 1994, accompanied by the audit report (which report includes explanatory paragraphs relating to certain regulatory matters) of Arthur Andersen LLP, independent public accountants with respect to Lafayette, and the unaudited consolidated statement of condition of Lafayette as of September 30, 1995 and the related unaudited statements of income and cash flows for the nine months then ended as reported in Lafayette's Quarterly Report on Form F-4, filed with the FDIC (collectively, the "Lafayette Financial Statements"). The Lafayette Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP")
consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and except for the omission of notes from interim financial statements), and fairly present the financial position of Lafayette as of the respective dates set forth therein, and the related statements of operations, changes in shareholders' equity and cash flows fairly present the results of operations, changes in stockholders' equity and cash flows of Lafayette for the respective fiscal periods set forth therein.

          (b)   The books and records of Lafayette and its Subsidiaries are
being  maintained  in   material  compliance  with  applicable   legal  and
accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in Lafayette Financial Statements (including the notes thereto) or as specified in any of the Lafayette Disclosure Schedules, as of September 30, 1995, neither Lafayette nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Lafayette and its Subsidiaries taken as a whole which were required by GAAP (consistently applied) to be disclosed in Lafayette's consolidated statement of condition or the notes thereto as of September 30, 1995. Since September 30, 1995, Lafayette has not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement or as set forth in the Lafayette Disclosure Schedule.

          3.5. BROKER'S AND OTHER FEES. Except for Belle Plaine Partners, LLC ("Belle Plaine") or as set forth in the Lafayette Disclosure Schedule, neither Lafayette (or its Subsidiaries) nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreements with Belle Plaine are set forth in the Lafayette Disclosure Schedule. Except as set forth in the Lafayette Disclosure Schedule, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Lafayette.

          3.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as set forth in the Lafayette Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Lafayette or its Subsidiaries since September 30, 1995 and to the best of Lafayette's knowledge, no facts or condition exists which Lafayette believes will cause such a material adverse change in the future.
          (b)   Except as set  forth in the Lafayette  Disclosure Schedule,
(i) each of Lafayette and its Subsidiaries has not taken or permitted any of the actions set forth in Section 5.2 hereof between September 30, 1995 and the date hereof, and (ii) except for execution of this Agreement, the HUBCO Stock Option, and the agreements described in Section 3.5, each of Lafayette and its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice since September 30, 1995.

          3.7. LEGAL PROCEEDINGS. Except as disclosed in the Lafayette Disclosure Schedule, and except for ordinary routine litigation incidental to the business of Lafayette, each of Lafayette and its Subsidiaries is not a party to any, and there are no pending or, to the best of Lafayette's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Lafayette or its Subsidiaries which, if decided adversely to Lafayette or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of Lafayette and its Subsidiaries taken as a whole. Except as disclosed in the Lafayette Disclosure Schedule, neither Lafayette or its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

          3.8.  TAXES AND TAX RETURNS.

          (a) Each of Lafayette and its Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. Lafayette has established (and until the Effective Time will establish) on its consolidated books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Lafayette and its Subsidiaries through such date. The Lafayette Disclosure Schedule identifies the federal income tax returns of Lafayette which have been examined by the Internal Revenue Service (the "IRS") within the past six years. Except as set forth in the Lafayette Disclosure Schedule, no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The Lafayette Disclosure Schedule identifies the applicable state income tax returns of Lafayette which have been examined by the applicable authorities within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Lafayette, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon Lafayette or its Subsidiaries, nor, except as set forth in the Lafayette Disclosure Schedule, has Lafayette or its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Neither Lafayette nor its Subsidiaries (i) except as set forth in the Lafayette Disclosure Schedule, has requested any extension of time within which to file any Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to
Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Lafayette (nor does Lafayette have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          (c) From January 1, 1992 until the date hereof, to the best of Lafayette's knowledge, there has been no "ownership change" of Lafayette as defined in Section 382(g) of the Code.

          3.9.  DIRECTOR, OFFICER AND EMPLOYEE BENEFIT PLANS.

          (a) Except for plans disclosed in any of the Lafayette Disclosure Schedules and Stock Option Plans referenced elsewhere herein, neither Lafayette or its Subsidiaries maintains or contributes to any "employee pension benefit plan" (the "Lafayette Pension Plans"), within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (the "Lafayette Welfare Plans"), stock option plan, stock purchase plan (other than the Dividend Reinvestment and Stock Purchase Plan referenced in the Lafayette Disclosure Schedule for
Section 3.6 hereof), deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Lafayette has not, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          (b) Except as disclosed in the Lafayette Disclosure Schedule, Lafayette has delivered to HUBCO in Lafayette's Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Lafayette Pension Plans and Lafayette Welfare Plans, if any: (1) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

          (c) The present value of all accrued benefits, both vested and non-vested, under each of the Lafayette Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such Lafayette Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. The actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

          (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against Lafayette or any of its Subsidiaries which has not been paid in full.

          (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Lafayette Pension Plan have been paid. All contributions required to be made to each Lafayette Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Lafayette which have not been paid have been properly recorded on the books of Lafayette.

          (f) Except as disclosed in the Lafayette Disclosure Schedule, each of the Lafayette Pension Plans, Lafayette Welfare Plans and each other employee benefit plan and arrangement identified on the Lafayette Disclosure Schedule has, since January 1, 1990, been operated in compliance in all material respects with any applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, if Lafayette maintains any Lafayette Pension Plan, Lafayette has received a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and, except as set forth in the Lafayette Disclosure Schedule, subsequent legislation and, except as disclosed in the Lafayette Disclosure Schedule, Lafayette is not aware of any fact or circumstance which would disqualify any plan.

          (g) To the best knowledge of Lafayette, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of Lafayette Welfare Plans or Lafayette Pension Plans.

          (h) No Lafayette Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any of the Lafayette Pension Plans.

          (i)   No "accumulated funding deficiency",  within the meaning of
Section 412 of the Code, has been incurred with respect to any of the Lafayette Pension Plans.

          (j) There are no material pending or, to the best knowledge of Lafayette, material threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Lafayette Pension Plans or Lafayette Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the Lafayette Disclosure Schedule.

          (k) Except as disclosed in the Lafayette Disclosure Schedule and in the employment agreement with Donald Calcagnini, no Lafayette Pension Plan or Lafayette Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Lafayette Pension Plan.

          (l) Except with respect to customary health, life and disability benefits or as disclosed in the Lafayette Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the Lafayette Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

          (m) With respect to each Lafayette Pension Plan and Lafayette Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Lafayette or its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

          (n) Except for benefits due pursuant to the employment agreements included within the Lafayette Disclosure Schedule and as set forth in the Lafayette Disclosure Schedule or as agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Lafayette or its Subsidiaries to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Lafayette Pension Plan or Lafayette Welfare Plan.

          (o) Except for the Lafayette Pension Plans and Lafayette Welfare Plans, and except as set forth on the Lafayette Disclosure Schedule, Lafayette has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Lafayette or any Subsidiary or any predecessor. The Lafayette Disclosure Schedule sets forth (i) true and complete copies of the agreements, understandings or obligations listed with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

          (p) Except as set forth on the Lafayette Disclosure Schedule, Lafayette maintains or otherwise pays for no life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The Lafayette Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. Except as set forth in the Lafayette Disclosure Schedule, to the best of Lafayette's knowledge, neither Lafayette nor any Lafayette Pension Plan or Lafayette Welfare Plan own any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

          3.10.  REPORTS.

          (a) The Lafayette Disclosure Schedule lists, and Lafayette has previously delivered to HUBCO a complete copy of, each communication (other than general advertising materials and press releases) mailed by Lafayette to its stockholders as a class since November 1, 1993, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

          (b)  Lafayette has,  since November 1, 1993, duly filed  with the
FDIC in form which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations (provided that information as of a later date shall be deemed to modify information as of an earlier date), and, subject to permission from such regulatory authorities, Lafayette promptly will deliver or make available to HUBCO accurate and complete copies of such reports. The Lafayette Disclosure Schedule lists all examinations of Lafayette conducted by either the Department or the FDIC since January 1, 1993 and the dates of any responses thereto submitted by Lafayette.

          3.11. LAFAYETTE INFORMATION. The information relating to Lafayette or its Subsidiaries to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Lafayette in connection with the solicitation of their approval of the Merger and to be delivered to the stockholders of HUBCO in connection with their approval of the issuance of HUBCO Common Stock in connection with the Merger, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Lafayette and HUBCO, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.12.  COMPLIANCE WITH APPLICABLE LAW.

          (a) Since February 28, 1994, Lafayette has filed all reports that it was required to file with the FDIC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by Lafayette with the FDIC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since February 28, 1994, Lafayette and its Subsidiaries have duly filed all material forms, reports and documents which they were required to file with each other agency charged with regulating any aspect of their business.

          (b)   Except as  set forth in  Lafayette Disclosure  Schedule for
Section 3.7 hereof, each of Lafayette and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their business and since January 1, 1993 has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Lafayette (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of Lafayette) and Lafayette has not received notice of violation of, and does not know of any violations of, any of the above.

          3.13.  CERTAIN CONTRACTS.

          (a) Except under plans referenced in Section 3.2 or 3.9 hereof, contracts described in Section 3.5 hereof, arrangements described in
Section 5.12 hereof and plans referenced in the Lafayette Disclosure Schedule, (i) Lafayette and its Subsidiaries is not a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Lafayette and its Subsidiaries to any officer, employee, director or consultant thereof. The Lafayette Disclosure Schedule (either in reference to this Section 3.13 or in reference to Sections 3.2 or 3.9 hereof) sets forth true and correct copies of any severance or employment agreements with officers, directors, employees, agents or consultants to which Lafayette and its Subsidiaries is a party.

          (b) Except as disclosed in the Lafayette Disclosure Schedule and except for loan agreements made and loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, Lafayette and its Subsidiaries is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Lafayette and its Subsidiaries as a whole (but in no event shall a contract for less than $100,000 a year be deemed material under this paragraph), (ii) no commitment, agreement or other instrument to which Lafayette and its Subsidiaries is a party or by which it is bound limits the freedom of Lafayette or its Subsidiaries to compete in any line of business or with any person, and (iii) Lafayette is not a party to any collective bargaining agreement.

          (c) Neither Lafayette (including its Subsidiaries) nor, to the best knowledge of Lafayette, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Lafayette is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Lafayette.

          3.14.  PROPERTIES AND INSURANCE.

          (a) Lafayette and its Subsidiaries has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Lafayette's statement of condition as of September 30, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Lafayette and
(iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO promptly after the date hereof. Except as affected by the transactions contemplated hereby, Lafayette and its Subsidiaries as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Lafayette in all material respects as presently occupied, used, possessed and controlled by Lafayette and its Subsidiaries.

          (b) The business operations and all insurable properties and assets of Lafayette and its Subsidiaries are insured for its benefit against all risks which, in the reasonable judgment of the management of Lafayette, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Lafayette adequate for the business engaged in by Lafayette. As of the date hereof, Lafayette has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and, to the best of its knowledge, is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The Lafayette Disclosure Schedule sets forth in summary form a list of all insurance policies of Lafayette and its Subsidiaries.

          3.15. MINUTE BOOKS. The minute books of Lafayette and its Subsidiaries contain accurate records of all meetings and other corporate action held of the stockholders and Board of Directors (including committees of the Board of Directors) held since January 1, 1990, except where the failure to so maintain such records would not have a material adverse effect on the business, operations, assets or financial condition of Lafayette and its Subsidiaries taken as a whole.

          3.16.  ENVIRONMENTAL MATTERS.

          (a)  Except  as disclosed in  the Lafayette Disclosure  Schedule,
Lafayette and its Subsidiaries have not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Lafayette or its Subsidiaries (either directly or, as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of Lafayette. Except as disclosed in the Lafayette Disclosure Schedule, Lafayette has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any Properties (as hereinafter defined) in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to any toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, or assets or financial condition of Lafayette.

          (b) Lafayette has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Lafayette and its Subsidiaries taken as a whole.

          (c)   Except as set  forth on the Lafayette  Disclosure Schedule,
(i) Lafayette has no knowledge that any of the real property owned or leased by Lafayette or its Subsidiaries, as OREO or otherwise, or owned or controlled by Lafayette or its Subsidiaries as a trustee or fiduciary (the "Properties"), meets the statutory criteria of an "Establishment" as that term is defined pursuant to the Connecticut Transfer of Establishments Act, P.A. 95-183 (the "Connecticut Transfer Act"), and (ii) to the best of Lafayette's knowledge, Lafayette, its Subsidiaries and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations requiring the permit or registration.

          (d) Except as set forth in the Lafayette Disclosure Schedule, to the knowledge of Lafayette, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Lafayette or its Subsidiaries.

          3.17. RESERVES. As of September 30, 1995, the allowance for possible loan losses in the Lafayette Financial Statements was adequate based upon all factors required to be considered by Lafayette at that time in determining the amount of such allowance. Except as set forth in the Lafayette Disclosure Schedule, the methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable policies of the FDIC and the Department. As of September 30, 1995, the valuation allowance for OREO properties in the Lafayette Financial Statements was adequate based upon all factors required to be considered by Lafayette at that time in determining the amount of such allowance.

          3.18. NO PARACHUTE PAYMENTS. Except as set forth in the Lafayette Disclosure Schedule and except for benefits resulting from the acceleration of Stock Options, no officer, director, employee or agent (or former officer, director, employee or agent) of Lafayette is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Lafayette, HUBCO or the Bank which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.


          3.19. AGREEMENTS WITH BANK REGULATORS. Except as set forth in Lafayette Disclosure Schedule, neither Lafayette or any of its Subsidiaries is a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Lafayette been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter,
commitment  letter or  similar submission.   Lafayette  is not  required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

          3.20.  DISCLOSURE.    No representation  or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

            ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

          References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to Lafayette. HUBCO hereby represents and warrants to Lafayette as follows:

          4.1.  CORPORATE ORGANIZATION.

          (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (b) Each of the Subsidiaries of HUBCO are listed in the HUBCO Disclosure Schedule. The term "Subsidiary", when used with reference to HUBCO, means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50 percent stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner. Each Subsidiary of HUBCO is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the certificate of incorporation and by-laws of HUBCO as in effect on the date hereof.

          4.2. CAPITALIZATION. The authorized capital stock of HUBCO consists solely of 25,000,000 shares of HUBCO Common Stock and 4,500,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of January 15, 1996, there were 13,105,627 shares of HUBCO Common Stock issued and outstanding, excluding 39,432 shares of treasury stock. Since such date, and from time to time hereafter, HUBCO may sell or repurchase shares of HUBCO Common Stock subject to the covenant in Section 5.18. There are no shares of HUBCO Authorized Preferred Stock outstanding. Except for shares issuable under the HUBCO 1995 Stock Option Plan (the "HUBCO Stock Option Plan"), there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock, and all issued and outstanding shares of capital stock of HUBCO's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of HUBCO's Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the shares issuable under the HUBCO Stock Option Plan, neither HUBCO nor HUBCO's Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or HUBCO's Subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares. Neither HUBCO nor any of HUBCO's Subsidiaries is, as of the date hereof, the owner of any shares of Lafayette Common Stock.

          4.3.  AUTHORITY; NO VIOLATION.

          (a) HUBCO has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUBCO in accordance with its certificate of incorporation and applicable laws and regulations. Except for the approval of the issuance of the HUBCO Common Stock pursuant to the Merger by the requisite vote of HUBCO's shareholders and the creation of Merger Sub, no other corporate proceedings on the part of HUBCO are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and constitutes the valid and binding obligations of HUBCO, enforceable against HUBCO in accordance with its terms.

          (b) Neither the execution or delivery of this Agreement by HUBCO, nor the consummation by HUBCO of the transactions contemplated hereby in accordance with the terms hereof or compliance by HUBCO with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-laws of HUBCO, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO or any of its respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HUBCO under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO is a party, or by which HUBCO or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System ("FRB"), the Commissioner, the Department, the Securities and Exchange Commission ("SEC"), state blue sky authorities or other applicable governmental authorities, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO in connection with (x) the execution and delivery by HUBCO of this Agreement, and (y) the consummation by HUBCO and Lafayette of the Merger and the other transactions contemplated hereby except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of HUBCO. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

          4.4.  FINANCIAL STATEMENTS.

          (a) The HUBCO Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUBCO as of December 31, 1994 and 1993, the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three fiscal years 1992 through 1994, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to HUBCO, and the unaudited consolidated statement of condition of HUBCO as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1995 and 1994, as reported in HUBCO's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

          (b) The books and records of HUBCO and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of September 30, 1995 neither HUBCO nor any of its subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of its Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of September 30, 1995 or the notes thereto. Except for the acquisition of Growth Financial Corp. and other proposed acquisitions by HUBCO since September 30, 1995 reflected in any Form 8-K filed by HUBCO with the SEC, neither HUBCO nor any of its Subsidiaries have incurred any liabilities since September 30, 1995, except in the ordinary course of business and consistent with prudent banking practice.

          4.5. BROKERAGE FEES. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

          4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole since September 30, 1995 and to the best of HUBCO's knowledge, no facts or condition exists which HUBCO believes will cause such a material adverse change in the future.

          4.7. LEGAL PROCEEDINGS. Except for ordinary routine litigation incidental to the business of HUBCO or its Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its Subsidiaries which, if decided adversely to HUBCO or its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its
Subsidiaries. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor HUBCO's Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or its Subsidiaries.

          4.8.  COMPLIANCE WITH APPLICABLE LAW.

          (a) Since January 1, 1993, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1993, HUBCO and the Bank have duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

          (b) Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

          4.9. HUBCO INFORMATION. The information relating to HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Lafayette and HUBCO to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and the rules and regulations promulgated thereunder.

          4.10. FUNDING AND CAPITAL ADEQUACY. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUBCO or its Subsidiaries have agreed to consummate, HUBCO will have sufficient capital to satisfy all applicable regulatory capital requirements.

          4.11. HUBCO COMMON STOCK. At the Effective Time, the HUBCO Common Stock issued hereunder will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued pursuant to the Merger (including the shares issued pursuant to Section 2.6 and shares issued upon the exercise of HUBCO Warrants) will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations.

          4.12.  TAXES AND TAX RETURNS.

          (a) HUBCO and HUBCO's Subsidiaries have duly filed all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Lafayette in writing). HUBCO and HUBCO's Subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO or the Bank through such date. The HUBCO Disclosure
Schedule identifies the federal income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure Schedule identifies the applicable state income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or HUBCO's Subsidiaries, nor has HUBCO or HUBCO's Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Except as set forth in the HUBCO Disclosure Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes with third parties, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          4.13.  EMPLOYEE BENEFIT PLANS.

          (a) Except as disclosed in the HUBCO Disclosure Schedule and the HUBCO Stock Option Plan, neither HUBCO or its Subsidiaries maintains or contributes to any "employee pension benefit plan" (the "HUBCO Pension Plans"), within the meaning of Section 3(2)(A) of ERISA, "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (the "HUBCO Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. HUBCO has not, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          (b) The present value of all accrued benefits, both vested and non-vested, under each of HUBCO's Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. The actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

          (c) During the last six years, the PBGC has not asserted any claim for liability against HUBCO or any of its Subsidiaries which has not been paid in full.

          (d) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

          (e) Except as disclosed in the HUBCO Disclosure Schedule, each of the HUBCO Pension Plans, HUBCO Welfare Plans and each other employee benefit plan and arrangement identified on the HUBCO Disclosure Schedule has, since January 1, 1990, been operated in compliance in all material respects with any applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, if HUBCO maintains any HUBCO Pension Plan, HUBCO has received a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and subsequent legislation and, except as disclosed in the HUBCO Disclosure Schedule, HUBCO is not aware of any fact or circumstance which would disqualify any plan.

          (f) To the best knowledge of HUBCO, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the HUBCO Welfare Plans or HUBCO Pension Plans.

          (g) No HUBCO Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any of the HUBCO Pension Plans.

          (h)  No "accumulated  funding deficiency", within the meaning  of
Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

          (i) There are no material pending or, to the best knowledge of HUBCO, material threatened claims (other than routine claims for benefits) by, on behalf of, or against any of the HUBCO Pension Plans or HUBCO
Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

          (j) Except with respect to customary health, life and disability benefits or as disclosed in the HUBCO Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the HUBCO Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

          (k) With respect to each HUBCO Pension Plan and HUBCO Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of HUBCO or its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

          4.14. CONTRACTS. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor its Subsidiaries, or to the best knowledge of HUBCO, any party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Bank is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the Bank, taken as a whole.

          4.15.  PROPERTIES AND INSURANCE.

          (a) HUBCO and the Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of September 30, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30,
1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and the Bank taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and the Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or the Bank in all material respects as presently occupied, used, possessed and controlled by HUBCO and the Bank.

          (b) The business operations and all insurable properties and assets of HUBCO and the Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and the Bank. As of the date hereof, neither HUBCO nor the Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          4.16. ENVIRONMENTAL MATTERS. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor the Bank has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO, the Bank or any other Subsidiary of HUBCO (either directly, or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to  the  business, operations,  assets or  financial condition  of
HUBCO and the Bank taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or the Bank or any other Subsidiary in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the Bank, taken as a whole.

          4.17. RESERVES. As of September 30, 1995, the allowance for possible loan losses in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable FDIC and New Jersey Department of Banking policies. As of September 30, 1995, the valuation allowance for OREO properties in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance.

          4.18. AGREEMENTS WITH BANK REGULATORS. Neither HUBCO nor the Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Lafayette by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Lafayette by HUBCO prior to the date of this Agreement. Neither HUBCO nor the Bank is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Lafayette by HUBCO prior to the date of this Agreement.

          4.19.   DISCLOSURES.  No  representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                    ARTICLE V - COVENANTS OF THE PARTIES

          5.1. CONDUCT OF THE BUSINESS OF LAFAYETTE . During the period from the date of this Agreement to the Effective Time, Lafayette shall conduct its business only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. Lafayette also shall use all reasonable efforts to
(i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and HUBCO the goodwill of its customers and others with whom business relationships exist.

          5.2.  NEGATIVE COVENANTS.

          (a) Lafayette agrees that from the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing or as permitted or required by this Agreement, neither it or its Subsidiaries will:

               (i)     change   any  provision   of   its  Certificate   of
     Incorporation or By-laws or any similar governing documents of Lafayette;

               (ii) change the number of shares of its authorized or issued capital stock (other than upon the issuance of Lafayette Common Stock upon exercise of Stock Options or Lafayette Warrants) or issue or grant any subscription, option, warrant, call, commitment, right to purchase or agreement of any character relating to the authorized or issued capital stock of Lafayette or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; PROVIDED, HOWEVER, from the date hereof to the Effective Time, Lafayette may declare, set aside or pay cash dividends per share of Lafayette Common Stock equivalent to the cash dividends per share (I.E., at the same rate as that paid by HUBCO multiplied by the Exchange Ratio) declared, set aside or paid by HUBCO during such period, except that commencing with the June 1, 1996 dividend Lafayette shall pay such dividends on March 1, June 1, September 1, and December 1 of each year and shall use the same record date as that used by HUBCO; AND PROVIDED FURTHER that Lafayette may continue to operate its Dividend Reinvestment and Stock Purchase Plan, in the manner described in Lafayette's prospectus relating thereto, only in respect of the dividend paid and cash contributions made through February 15, 1996 and thereafter the Plan shall cease.

               (iii) grant any severance or termination pay (other than pursuant to policies or contracts of Lafayette in effect on the date hereof or disclosed to HUBCO pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees, except as specified in Lafayette Disclosure Schedule; adopt or approve any new employee benefit plan or arrangement of any type or amend any existing employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee and officer increases in the ordinary course of business and consistent with past practices and policies and the stay-on bonuses set forth in the Lafayette Disclosure Schedule;

               (iv) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of Lafayette;

               (v) except as set forth in Lafayette Disclosure Schedule, make any capital expenditures other than pursuant to binding commitments existing on the date hereof, expenditures described in business plans or budgets furnished to HUBCO prior to the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (vi) except as set forth in Lafayette Disclosure Schedule, file any applications or make any contract with respect to branching or site location or relocation;

               (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

               (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

               (ix) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied; or

               (x)  agree to do any of the foregoing.

          5.3. NO SOLICITATION. Lafayette shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Lafayette (an "Acquisition Transaction"). Notwithstanding the foregoing, Lafayette may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Lafayette, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Lafayette will promptly communicate to HUBCO the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

          5.4. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of Lafayette and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Lafayette agrees to provide HUBCO, and HUBCO agrees to provide Lafayette, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after March 31, 1996, Lafayette will deliver to HUBCO and HUBCO will deliver to Lafayette their respective quarterly reports. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, Lafayette will deliver to HUBCO and HUBCO will deliver to Lafayette their respective Annual Reports.

          5.5.  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

          (a) Lafayette shall permit HUBCO and its representatives, and HUBCO and the Bank shall permit Lafayette and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or Lafayette and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives, or Lafayette and its representatives, may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Lafayette acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to Lafayette except as provided in Section 5.8 hereof.

          (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed.
The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

          5.6.  REGULATORY MATTERS.

          (a) For the purposes of holding the Stockholders' Meetings referred to in Section 5.7 hereof and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to Lafayette stockholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO or Lafayette (as applicable) of a Registration Statement with the SEC and a proxy statement with the FDIC which shall include an appropriate joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder, and the rules and regulations of the FDIC and SEC (such proxy statement and prospectus in the form mailed by Lafayette and HUBCO to their respective shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

          (b) HUBCO shall furnish Lafayette with such information concerning HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise Lafayette if at any time prior to HUBCO's or Lafayette's shareholders meeting referred to in Section 5.7 hereof, any information provided by HUBCO in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Lafayette with the information needed to correct such inaccuracy or omission. HUBCO shall furnish Lafayette with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to HUBCO and its subsidiaries, to comply with Section 5.6(a) after the mailing thereof to Lafayette shareholders.

          (c) Lafayette shall furnish HUBCO with such information concerning Lafayette as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Lafayette, to comply with
Section 5.6(a) hereof. Lafayette agrees promptly to advise HUBCO if at any time prior to HUBCO's or Lafayette's shareholders meeting referred to in
Section 5.6(a) hereof, any information provided by Lafayette in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide HUBCO with the information needed to correct such inaccuracy or omission. Lafayette shall furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Lafayette, to comply with
Section 5.6(a) after the mailing thereof to Lafayette shareholders.

          (d) HUBCO shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUBCO Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Lafayette shall promptly furnish HUBCO with such information regarding Lafayette shareholders as HUBCO requires to enable it to determine what filings are required hereunder. Lafayette authorizes HUBCO to utilize in such filings the information concerning Lafayette provided to HUBCO in connection with, or contained in, the Proxy Statement/Prospectus. HUBCO shall furnish Lafayette's counsel with copies of all such filings and keep Lafayette advised of the status thereof. HUBCO shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, Lafayette shall as promptly as practicable file the Proxy Statement/Prospectus with the FDIC, and each of HUBCO and Lafayette shall promptly notify the other of all communications, oral or written, with the SEC and the FDIC concerning the Registration Statement and the Proxy Statement/Prospectus.

          (e) HUBCO shall cause the HUBCO Common Stock issuable pursuant to the Merger (including, without limitation, shares issuable pursuant to Section 2.6 and upon exercise of HUBCO Warrants) to be listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the Effective Time.

          (f) The parties hereto will cooperate with each other and use their reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FRB, the FDIC and the Department and those required to form the Merger Sub and perform the Merger. The parties shall each have the right to review in advance (and shall do so promptly) all proposed filings with, including all information relating to the other, as the case may be, and any of their respective Subsidiaries, if any, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

          (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby with respect to the Merger.

          (h) Lafayette acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Lafayette may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. Lafayette acknowledges that, except as set forth in Section 5.8(b) hereof, prior to the public disclosure of any such acquisition HUBCO shall be under no obligation to disclose to Lafayette its acquisition plans or proposals formulated subsequent to the date hereof. Lafayette agrees to provide HUBCO with any information, certificates, documents or other materials about Lafayette as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. Lafayette shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications or any such acquisition or issuance of securities. HUBCO shall reimburse Lafayette for expenses thus incurred by Lafayette should this transaction be terminated for any reason other than Section 7.1(h). HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Lafayette unless Lafayette shall have consented to such filing. Lafayette shall not unreasonably delay or withhold any such consent.

          (i) The parties shall use all reasonable efforts to cause the filings with the SEC and FDIC of the Proxy Statement/Prospectus, and all regulatory filings with the Commissioner and the FRB, to be made by April 2, 1996.

          5.7.   APPROVAL OF STOCKHOLDERS.   Lafayette and HUBCO  each will
(a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of securing the approval of stockholders of this Agreement in the case of Lafayette and the issuance of HUBCO Common Stock in the case of HUBCO, (b) subject to the qualification set forth in Section 5.3 hereof with respect to Lafayette and the right of Lafayette not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Stockholders' Meeting, recommend to their respective stockholders the approval by Lafayette shareholders of this Agreement and the transactions contemplated hereby and the approval of HUBCO shareholders of the issuance of HUBCO Common Stock hereunder and use its reasonable efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with each other with respect to each of the foregoing matters.

          5.8.  FURTHER ASSURANCES.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

          (b) Except as set forth in the paragraph below, HUBCO agrees that from the date hereof to the Effective Time, except as otherwise approved by Lafayette in writing or as permitted or required by this Agreement, it will not, nor will it permit its Subsidiaries to take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied.

          Notwithstanding anything in this section or elsewhere in this Agreement, HUBCO and its Subsidiaries may enter into one or more definitive acquisition agreements to acquire another bank, thrift or financial institution or the assets and/or liabilities of such an institution (each of which is a "HUBCO Acquisition") prior to the Effective Time without the prior written consent of Lafayette if, and only if, upon the consummation of the acquisition or merger, (i) HUBCO's Board of Directors continues to constitute a majority of the continuing Board of Directors of the surviving company (disregarding the effect of this Merger); (ii) Kenneth T. Neilson continues to serve as the Chief Executive Officer of the surviving company;
(iii) the acquisition or merger involves the acquisition or merger with a financial company which has its headquarters and a substantial majority of its offices in New Jersey, New York or Connecticut; and (iv) HUBCO's pro forma book value is diluted by 10% or less and HUBCO's pro forma tangible book value is diluted by 15% or less as a result of the HUBCO Acquisition or a series of HUBCO Acquisitions entered into after the date hereof and before the Effective Time. If HUBCO enters into a definitive agreement for any HUBCO Acquisition which does not require the prior written consent of Lafayette, and such HUBCO Acquisition constitutes, in the reasonable opinion of a majority of the entire Lafayette Board of Directors, a material adverse change in the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole, as specified under Section 7.1(e)(i) of this Agreement, then such action shall entitle Lafayette to terminate this Agreement pursuant to Section 7.1(e)(i). In the event of any termination of this Agreement under the prior sentence, Lafayette shall reimburse HUBCO for its legal, accounting and advisory expenses incurred by HUBCO hereunder. For purposes of the warranties and representations set forth in Article IV hereof, the entity being acquired in an HUBCO Acquisition shall not be deemed to be a subsidiary or otherwise a part of HUBCO until the consummation of such HUBCO Acquisition.

          5.9. PUBLIC ANNOUNCEMENTS. HUBCO and Lafayette shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transaction contemplated hereby, and HUBCO and Lafayette agree that unless approved mutually by them IN ADVANCE, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

          5.10. FAILURE TO FULFILL CONDITIONS. In the event that HUBCO or Lafayette determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to December 31, 1996 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, Lafayette and HUBCO will promptly inform the other of any facts applicable to Lafayette or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

          5.11.  INDEMNIFICATION AND INSURANCE.

          (a) For a period of six years after the Effective Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of Lafayette or any Subsidiary of Lafayette or serves or has served at the request of Lafayette in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of Lafayette or any subsidiary of Lafayette or serves or has served at the request of Lafayette in any capacity with any other person, (i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Lafayette, or by any present or former shareholder of Lafayette (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus mailed to Lafayette's stockholders to vote on the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of Lafayette's Board of Directors or any committee of Lafayette's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of HUBCO set forth in this Section 5.11, in each case to the fullest extent permitted under any of (a) any applicable law (including without limitation, N.J.S.A. 14A:3-5(8)), (b) Lafayette's Certificate of Incorporation or (c) its By-Laws (and HUBCO shall also advance expenses as incurred to the fullest extent permitted under any thereof).

          (b) From and after the Effective Time, HUBCO shall assume and honor any obligation of Lafayette immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of Lafayette's Certificate of Incorporation or By-Laws as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

          (c) In the event HUBCO or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.11.

          (d) HUBCO shall have Lafayette's officers and directors covered under either Lafayette's existing officers' and directors' liability insurance policy or a rider to HUBCO's then current officers' and directors' liability insurance ("D&O Insurance") policy for periods of at least six years after the Effective Time. However, HUBCO only shall be required to insure such persons upon terms and for coverages substantially similar to Lafayette's existing D&O insurance.

          (e)   Any  Indemnitee  wishing  to  claim  indemnification  under
Section 5.11, upon learning of any such claim, action, suit or proceeding, shall promptly notify HUBCO thereof, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which indemnification under this Section 5.11 is applicable, (a) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such
Indemnitees in connection with the defense thereof, except that if HUBCO elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; PROVIDED HOWEVER, that HUBCO shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest that is not waived and (b) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; PROVIDED HOWEVER, that HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

          5.12.  EMPLOYEE MATTERS.

          (a) Following consummation of the Merger, to the extent practical HUBCO will seek to retain the existing employees of Lafayette in their same or similar positions (but this paragraph shall not apply to any employee with a contract).

          (b) To the extent any officer or employee of Lafayette is terminated following consummation of the Merger, such officer or employee shall be covered by HUBCO's severance policy as described in the HUBCO Disclosure Schedule with respect to retrenchment or reduction in force and be given credit under such policy for their years of service with Lafayette, provided, however, no officer or employee with a written contract of employment shall be entitled to any additional severance pay beyond that to which he or she is entitled pursuant to such contract.

          (c) Following consummation of the Merger, HUBCO intends to make available to all employees and officers of Lafayette coverage under the benefit plans generally available to HUBCO's employees and officers (including pension and health and hospitalization) on the terms and conditions available to HUBCO's employees and officers. For purposes of determining eligibility to participate in such plans, eligibility for benefit forms and subsidies and vesting of benefits under such plans (including, but not limited to, any pension, severance, 401(K), vacation and sick pay), HUBCO shall give effect to years of service with Lafayette or its Subsidiaries, as the case may be, as if they were with HUBCO or its Subsidiaries. Additionally, for purposes of calculation of benefits under vacation, medical, sick leave and disability plans with respect to such employees and officers of Lafayette, HUBCO shall give effect to years of service with Lafayette or its Subsidiaries, as the case may be, as if they were with HUBCO or its Subsidiaries. No employee of Lafayette who becomes an employee of HUBCO and who was covered by Lafayette's medical insurance plans shall be excluded from coverage under HUBCO's medical insurance plan (for such employee or any other covered person) and no medical conditions of such employee or covered person shall be excluded from coverage on the basis of a pre-existing condition unless the employee or covered person was excluded from coverage or such medical condition was excluded from coverage under Lafayette's medical insurance plans.

          5.13. DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedule delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Disclosure Schedule shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

          5.14.  EXPENSES OF LAFAYETTE.

          (a) For planning purposes Lafayette shall within 15 days from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Lafayette in connection with this transaction. Lafayette shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget; PROVIDED, HOWEVER, that HUBCO acknowledges that Lafayette shall not be deemed to have breached this Agreement by virtue of its exceeding such budget.

          (b) Promptly after the execution of this Agreement, Lafayette shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Lafayette shall accrue and/or pay all of such amounts as soon as possible.

          (c) Lafayette shall advise HUBCO monthly of all out-of-pocket expenses which Lafayette has incurred in connection with this transaction. Lafayette shall mutually agree with HUBCO about printing arrangements for the Proxy Statement/Prospectus before entering into any binding contract for such expenses.

          5.15. COMPLIANCE WITH ANTITRUST LAWS. Each of HUBCO and Lafayette shall use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of HUBCO and Lafayette shall use its best efforts to avoid the filing of, resist or resolve such suit. HUBCO and Lafayette shall use their best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Best efforts shall include, but not be limited to, the proffer by HUBCO of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of HUBCO or Lafayette, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on HUBCO. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of HUBCO or Lafayette be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on HUBCO and HUBCO shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this
Section 5.15, the divestiture or the holding separate of a branch of the Bank or Lafayette with less than $20 million in assets shall not be considered to have a material adverse effect on HUBCO.

          5.16. COMFORT LETTERS. HUBCO shall cause Arthur Andersen LLP, its independent public accountants, to deliver to Lafayette, and Lafayette shall cause Arthur Andersen LLP, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement/Prospectus for the Stockholders Meeting of Lafayette, in the form customarily issued by such accountants at such time in transactions of this type.

          5.17. AFFILIATES. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, Lafayette shall deliver to HUBCO (a) a letter identifying all persons who, to the knowledge of Lafayette, may be deemed to be affiliates of Lafayette under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of Lafayette and
(b) copies of letter agreements, each substantially in the form of Exhibit 5.17, executed by each such person so identified as an affiliate of Lafayette agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall cause its directors and executive officers to enter into letter agreements in the form of Exhibit 5.17-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of HUBCO and Lafayette as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.17.

          5.18. POOLING AND TAX-FREE REORGANIZATION TREATMENT. Prior to the date hereof, neither HUBCO or Lafayette has taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment. Before the Effective Time, neither HUBCO nor Lafayette shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. HUBCO shall organize Merger Sub as a first-tier subsidiary of HUBCO. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                      ARTICLE VI - CLOSING CONDITIONS

          6.1. CONDITIONS OF EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

          (a) APPROVAL OF LAFAYETTE STOCKHOLDERS; SEC REGISTRATION. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Lafayette and the issuance of the HUBCO Common Stock (including without limitation the shares issuable pursuant to Section 2.6 hereof and upon exercise of the HUBCO Warrants) pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of HUBCO. The Lafayette Proxy Statement/Prospectus shall have been cleared for distribution by the FDIC. The HUBCO Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock (including without limitation the shares issuable pursuant to Section 2.6 hereof and upon exercise of the HUBCO Warrants) shall have been qualified in every state where such qualification is required under the applicable state securities laws.

          (b) REGULATORY FILINGS. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FRB, the Department and the FDIC) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Lafayette to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Bank Merger Act and, if applicable, the Hart-Scott-Rodino waiting period) shall have expired.

          (c) SUITS AND PROCEEDINGS. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or Lafayette determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

          (d) TAX OPINION. HUBCO and Lafayette shall each have received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to Lafayette and its counsel Lowenstein, Sandler, Kohl, Fisher & Boylan and to HUBCO, based upon representation letters reasonably required by Pitney, Hardin, Kipp & Szuch, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that


     (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by Lafayette; (iii) no gain or loss shall be recognized upon the exchange of Lafayette Common Stock solely for HUBCO Common Stock; (iv) the basis of any HUBCO Common Stock received in exchange for Lafayette Common Stock shall equal the basis of the recipient's Lafayette Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Common Stock received in exchange for Lafayette Common Stock will include the period during which Lafayette Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

          (e) POOLING OF INTERESTS. HUBCO shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen LLP, reasonably satisfactory to HUBCO and Lafayette, to the effect that the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

          6.2. CONDITIONS TO THE OBLIGATIONS OF HUBCO UNDER THIS AGREEMENT. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF LAFAYETTE. Except for those representations which are made as of a particular date, the representations and warranties of Lafayette contained in this Agreement shall be true and correct in all material respects on the date of the Closing ("Closing Date") as though made on and as of the Closing Date. Lafayette shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to Lafayette Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to Lafayette Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to Lafayette Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

          (b) OPINION OF COUNSEL TO LAFAYETTE. HUBCO shall have received an opinion of counsel to Lafayette, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, covering matters customarily covered in opinions of counsel in transactions of this type.

          (c) CONSENT OF HOLDERS OF STOCK OPTIONS. Each holder of a Vested Stock Option whose Vested Stock Option is outstanding at the Closing shall consent to the conversion and cancellation of his Vested Stock Options for the consideration set forth herein in Section 2.6(a).

          (d) CONNECTICUT DEP COMPLIANCE. With respect to any Properties which are Establishments under the Connecticut Transfer Act, prior to the Closing Lafayette shall have delivered to HUBCO a Form in form and content acceptable to the Connecticut DEP and prior to the Closing shall have fully accrued on Lafayette's books and disclosed to HUBCO the entire anticipated costs associated with any requested or reasonably anticipated clean-up.

          (e) RESIGNATIONS AND ELECTIONS. HUBCO shall have received from any person who will not continue as a director of the Surviving Corporation under Section 1.5 a written resignation, effective at the Effective Time, in form and substance acceptable to HUBCO; provided, however, that no such resignation shall result in any person's forfeiting any benefits under any contractual arrangement. Lafayette shall have taken action, acceptable to HUBCO, to elect HUBCO's nominees as directors at the Effective Time, as provided in Section 1.5.

          (f) NO OWNERSHIP CHANGE. From January 1, 1992 until the date upon which this Agreement is publicly announced, there has been no "ownership change" of Lafayette as defined in Section 382(g) of the Code.

          (g) CERTIFICATES. Lafayette shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

          6.3. CONDITIONS TO THE OBLIGATIONS OF LAFAYETTE UNDER THIS AGREEMENT. The obligations of Lafayette under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO and the Bank shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the HUBCO Disclosure Schedule related to events occurring following the execution of this Agreement and
(ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

          (b) OPINION OF COUNSEL TO HUBCO. Lafayette shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to Lafayette , covering matters customarily covered in opinions of counsel in transactions of this type.

          (c) FAIRNESS OPINION. Lafayette shall have received an updated opinion from Keefe, Bruyette & Woods, dated as of the date the Proxy Statement/Prospectus is mailed to Lafayette's stockholders (and, if it shall become necessary to resolicit proxies thereafter, the date of any substantive amendment to the Proxy Statement/Prospectus), to the effect that, in its opinion, the Merger Consideration to be received by the holders of Lafayette Common Stock is fair to the stockholders of Lafayette from a financial point of view ("Fairness Opinion").

          (d) CERTAIN CONTRACTS. HUBCO shall have specifically acknowledged, accepted and assumed (in a document in form and substance reasonably satisfactory to Lafayette) any written employment, severance and other compensation contracts between Lafayette and its officers and directors (including former officers and directors) contained in the Lafayette Disclosure Schedules in a writing delivered to the officers and directors covered thereby, unless the employment contract is terminated or, if applicable, the employment of the officer by Lafayette is terminated for any reason prior to the Closing.

          (e)   DIRECTORS.   Three  nominees, designated  by Lafayette  and
acceptable to HUBCO, shall be duly appointed by the Board of Directors of HUBCO to HUBCO's Board of Directors, effective at the Effective Time.

          (f) CERTIFICATES. HUBCO shall have furnished Lafayette with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Lafayette may reasonably request.

              ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

          7.1. TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Lafayette:

          (a)  by mutual written consent of the parties hereto;

          (b) (i) by Lafayette or HUBCO if the Effective Time shall not have occurred on or prior to December 31, 1996 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or
(ii) by HUBCO or Lafayette if a vote of the stockholders of Lafayette to approve this Agreement, or the stockholders of HUBCO to approve the issuance of HUBCO Common Stock under this Agreement, is taken and the stockholders of either Lafayette or HUBCO fail to approve such action at the meeting (or any adjournment thereof) held for such purpose;

          (c) by HUBCO or Lafayette upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by HUBCO upon written notice to Lafayette if any such application is approved with conditions which materially impair the value of Lafayette to HUBCO;

          (d) by HUBCO if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Lafayette and its Subsidiaries taken as a whole from that disclosed by Lafayette in Lafayette's Quarterly Report on Form F-4 for the nine months ended September 30, 1995; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Lafayette hereunder and such breach shall not have been remedied within 30 days after receipt by Lafayette of notice in writing from HUBCO to Lafayette specifying the nature of such breach and requesting that it be remedied;

          (e) by Lafayette, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole from that disclosed by HUBCO in HUBCO's Quarterly Report on Form 10-Q for the nine months ended
September 30, 1995; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from Lafayette specifying the nature of such breach and requesting that it be remedied;

          (f) by HUBCO if the conditions set forth in Section 6.2 are not satisfied;

          (g) by Lafayette if the conditions set forth in Section 6.3 are not satisfied;

          (h) by Lafayette, if Lafayette's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws; and

          (i) by Lafayette, if (either before or after its approval by the stockholders of Lafayette) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date, if either (x) both of the following conditions are satisfied:

               (1)     the  HUBCO  Common   Stock  Average  Price   on  the
     Determination Date shall be less than $19.25; and

               (2) (i) the number obtained by dividing the HUBCO Common Stock Average Price on such Determination Date by the Starting Date Closing Price (the "HUBCO Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting .075 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

or (y) the HUBCO Common Stock Average Price on the Determination Date of shares of HUBCO Common Stock shall be less than $18.25. Notwithstanding the foregoing, if Lafayette elects to exercise its termination right pursuant either to clause (x) or (y) of this subsection (i), it shall give prompt written notice to HUBCO (which notice shall specifically reference which of clause (x) or (y) is applicable (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period)). During the seven-day period commencing with its receipt of such notice, HUBCO shall have the option, in the case of a failure to fulfill any condition in clause (x), of increasing the consideration to be received by the holders of Lafayette Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is $19.25 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Common Stock Average Price, and (ii) a number equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Ratio. During such seven-day period, HUBCO shall have the option, in the case of a failure to fulfill clause (y), of increasing the consideration to be received by holders of Lafayette Common Stock hereunder by increasing the Exchange Ratio to equal a number (rounded to four decimals) equal to a quotient, the numerator of which is $18.25 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Common Stock Average Price. If HUBCO makes an election contemplated by the two preceding sentences, within such seven-day period, it shall give prompt written notice to Lafayette of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (i).

          For purposes of this subsection (i), the following terms shall have the meanings indicated:

          "HUBCO Common Stock Average Price" means the average of the daily closing sales prices of HUBCO Common Stock as reported on the NASDAQ National Market System (as reported in THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by HUBCO) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ National Market ending at the close of trading on the Determination Date.

          "Determination Date" means the date on which the approval of the FRB required for consummation of the Merger shall be received.

          "Index Group" means the 11 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group. The 11 bank holding companies are as follows:

          BANK HOLDING COMPANIES

          Chittenden Corp. (CNDN)
          Citizen BancShares (CICS)
          Community Bank Systems (CBSI)
          Commerce Bank Corp. (COBA)
          First Western Bancorp (FWBI)
          Fulton Financial (FULT)
          North Fork Bancorp (NFB)
          Provident Bancorp., Inc. (PRBK)

          S & T Bancorp (STBA)
          Trust Co. Bancorp (TRST)
          Valley National Bancorp (VLY)


          "Index Price" on a given date means the average of the closing prices of the companies composing the Index Group.

          "Starting Date" means the first NASDAQ trading day immediately following the date of the first public announcement of the entry into this Agreement.

          If any company belonging to the Index Group or HUBCO declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for such company or HUBCO shall be appropriately adjusted for the purposes of applying this subsection (i).

          7.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by either HUBCO or Lafayette pursuant to
Section 7.1, this Agreement (other than Section 5.5(b), the third from the last sentence of Section 5.6(h), the second from the last sentence of
Section 5.8(b), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

          7.3. AMENDMENT. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Lafayette but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the stockholders of Lafayette without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

          7.4. EXTENSION; WAIVER. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                        ARTICLE VIII - MISCELLANEOUS

          8.1.  EXPENSES.

          (a) Subject to Section 5.6(h) and Section 5.8(b) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

          (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails.

          8.2. SURVIVAL. Except for the provisions of Article II, Section 5.8, Section 5.11, Section 5.17 and the last sentence of Section 5.18 hereof, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time.

          8.3. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

          (a)  If to HUBCO, to:

               HUBCO, Inc.
               1000 MacArthur Boulevard
               Mahwah, New Jersey 07430_
               Attn.: Mr.Kenneth T. Neilson, President and
                      Chief Executive Officer

               Copy to:

               Ronald H. Janis, Esq.
               Pitney, Hardin, Kipp & Szuch
               200 Campus Drive
               Florham Park, New Jersey  07932-0950

          (b)  If to Lafayette, to:

               Lafayette American Bank and Trust Company
               2321 Whitney Avenue
               Hamden, Connecticut 06518
               Attn.:  Mr. Robert B. Goldstein, President and
                       Chief Executive Officer

               Copy to:

               Peter H. Ehrenberg, Esq.
               Lowenstein, Sandler, Kohl, Fisher & Boylan
               65 Livingston Avenue
               Roseland, New Jersey  07068

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so mailed.

          8.4. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the Indemnitees covered by
Section 5.11 hereof.

          8.5. ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

          8.6.   COUNTERPARTS.   This Agreement  may be executed  in one or
more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          8.7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

          8.8.   DESCRIPTIVE HEADINGS.   The  descriptive headings  of this
Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          8.9. KNOWLEDGE. Representations made herein which are qualified by the phrase to the best of Lafayette's knowledge or similar phrases, refer as of the date hereof to the best knowledge of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Comptroller of Lafayette and thereafter refer to the best knowledge of any senior officer of Lafayette or its Subsidiaries. Representations made herein which are qualified by the phrase to the best of HUBCO's knowledge or similar phrases, refer as of the date hereof to the best of the knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of HUBCO and thereafter refer to the best knowledge of any senior officer of HUBCO or its Subsidiaries.


          IN WITNESS WHEREOF, HUBCO and LAFAYETTE, pursuant to resolutions adopted by its Board of Directors, have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.


                              HUBCO, INC.

                              By: /s/ KENNETH T. NEILSON
                                  ------------------------------
                                  Kenneth T. Neilson,
                                  President and Chief Executive
                                   Officer



                              LAFAYETTE AMERICAN BANK AND TRUST
                              COMPANY

                              By: /s/ ROBERT B. GOLDSTEIN
                                  ------------------------------
                                  Robert B. Goldstein,
                                  President and Chief Executive
                                   Officer

                                EXHIBIT 1 TO
                      HUBCO/LAFAYETTE MERGER AGREEMENT


1.   OFFICES:

     MAIN OFFICE

     1087 Broad Street
     Bridgeport, CT  06604

     BRANCHES

     1640 Barnum Avenue
     Bridgeport, CT  06604

     975 Madison Avenue
     Bridgeport, CT  06604

     1699 Highland Avenue (Rt. 10)
     Cheshire, CT

     1838 Black Rock Turnpike
     Fairfield, CT

     1643 Post Road
     Fairfield, CT

     1225 Dixwell Avenue
     Hamden, CT

     2992 Dixwell Avenue
     Hamden, CT

     Quinnipiac College
     Hamden, CT

     30 East Main Street
     Meriden, CT

     500 Main Street
     Middlefield, CT

     2 Whitney Avenue
     New Haven, CT

     2 Broadway Square
     North Haven, CT

     184 Main Street
     Norwalk, CT

     951 Stratford Avenue
     Stratford, CT

     5065 Main Street
     (Trumbull Shopping Park)
     Trumbull, CT

     100 Elm Street
     West Haven, CT

     244 Post Road East
     (Colonial Green)
     Westport, CT

     420 Post Road West
     (Birchwood Corners)
     Westport/Norwalk, CT



2.   CAPITAL STOCK OF SURVIVING CORPORATION:

     a.  Amount of Capital Stock:  $50,310,000
     b.  Number of Shares Issued:  10,006,529
     c.  Par Value:                No par
     d.  Surplus:                  $50,110,000

                                EXHIBIT 5.17

                     FORM OF LAFAYETTE AFFILIATE LETTER


                                             February __, 1996


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

Gentlemen:

          I am delivering this letter to you in connection with the proposed acquisition (the "Merger") of Lafayette American Bank and Trust Company, a Connecticut commercial bank (the "Company"), by HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated as of February 5, 1996 (the "Agreement") between the Company and HUBCO. I currently own shares of the Company's common stock, no par value ("Lafayette Common Stock"). As a result of the Merger, I will receive shares of HUBCO's common stock, no par value ("HUBCO Common Stock") in exchange for my Lafayette Common Stock.

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act") by the Securities and Exchange Commission ("SEC") and as the term "affiliate" is used for purposes of the SEC's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

          I represent to and agree with HUBCO that:

          A. TRANSFER REVIEW RESTRICTIONS. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any Lafayette Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any Lafayette Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to review the transfer before it is consummated. HUBCO, if advised to do so by its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

          B. TRANSFER RESTRICTIONS DURING MERGER CONSUMMATION PERIOD. I shall not transfer any Lafayette Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any Lafayette Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135. For purposes of this paragraph only, "Lafayette Common Stock" includes HUBCO Common Stock into which my Lafayette Common Stock is converted.

          C. COMPLIANCE WITH RULE 145. I have been advised that the issuance of HUBCO Common Stock to me pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's stockholders, any transfer by me of HUBCO Common Stock is restricted under Rule 145 promulgated by the SEC under the 1933 Act. I agree not to transfer the HUBCO Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of HUBCO's counsel or counsel reasonably acceptable to HUBCO, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

          D. STOP TRANSFER INSTRUCTIONS; LEGEND ON CERTIFICATES. I also understand and agree that stop transfer instructions will be given to HUBCO's transfer agents with respect to the HUBCO Common Stock received by me and any of my affiliates and that there will be placed on the certificates of the HUBCO Common Stock issued to me and any of my affiliates, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED FEBRUARY 5, 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND HUBCO, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HUBCO, INC."

          E. CONSULTATION WITH COUNSEL. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

          Execution of this letter is not an admission on my part that I am an "affiliate" of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                   Very truly yours,



                                   _____________________________
                                   Name:

Accepted this _____ day of
February, 1996 by

HUBCO, INC.


By: ______________________________
    Name:
    Title:

                               EXHIBIT 5.17-2

               FORM OF AFFILIATE LETTER FOR HUBCO AFFILIATES



                                                         February ___, 1996


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430

Gentlemen:

          I am delivering this letter to you in connection with the proposed merger (the "Merger") of Lafayette American Bank and Trust Company, a Connecticut commercial bank ("Lafayette"), with and into _______________, an interim Connecticut commercial bank wholly-owned by HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated as of February 5, 1996 (the "Agreement") between HUBCO and Lafayette. I currently own shares of HUBCO's common stock, no par value ("HUBCO Common Stock").

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HUBCO, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "Commission") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

          I represent and covenant with HUBCO and Lafayette that:

          A. TRANSFER RESTRICTIONS PRIOR TO MERGER CONSUMMATION. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any HUBCO Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to object to the transfer before it is consummated. HUBCO, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

          B. POST-CONSUMMATION TRANSFER RESTRICTIONS. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any HUBCO Common Stock owned by such person or entity.

          C. CONSULTATION WITH COUNSEL. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for HUBCO.

          Execution of this letter is not an admission on my part that I am an "affiliate" of HUBCO as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                              Very truly yours,



                              _____________________________________
                              Name:
                              Title:


Accepted this ____ day of
February, 1996 by

HUBCO, INC.



By: ________________________________
    Name:
    Title: